Exhibit 18

Schedule of Transactions

Name	Date	Nature of Transaction	Amount of Shares	Price per Share or Weighted Average Price per Share
Gregory A. Carlin	10/11/2024	Sale	558,273	$11.23	[1]
Gregory A. Carlin	10/14/2024	Sale	19,871	$11.37	[2]
Gregory A. Carlin	10/15/2024	Sale	250,000	$11.15
Gregory A. Carlin	10/25/2024	Sale	218,000	$10.60
Gregory A. Carlin	10/30/2024	Sale	1,554,173	$10.57	[3]
Gregory A. Carlin	10/31/2024	Sale	71,643	$10.96	[4]

1 The price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $11.00 to $11.45. The Reporting Persons undertake to provide to the Issuer, any securityholder of the Issuer, or the staff of the U.S. Securities and Exchange Commission upon request, full information about the number of shares sold at each separate price within the ranges set forth in footnotes (1) through ((4)) herein.

2 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $11.35 to $11.45.

3 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.55 to $12.00.

4 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.70 to $11.01.